Exhibit 99.1

ExamWorks Reports Second Quarter 2015 Financial Results;

Revenues of $208.7 million; Adjusted EBITDA of $36.4 million;

Announces National Account Wins at ExamWorks Clinical Solutions; and

Raises Full Year 2015 Revenue Guidance

ATLANTA, GA. July 28, 2015 – ExamWorks Group, Inc. (NYSE: EXAM), a leading provider of independent medical examinations, peer reviews, bill reviews, Medicare compliance services, case management services, and other related services (“IME services”), today reported financial results for the second quarter of 2015.

Second Quarter 2015 and Other Highlights

●

Revenues for the second quarter of 2015 were $208.7 million, an increase of $12.3 million, or 6.3%, over the year-ago quarter revenues of $196.4 million. On a constant currency basis, revenues increased 11.3%, with organically generated revenues increasing 6.5% during the second quarter of 2015. Currency headwinds negatively impacted reported revenues this quarter by approximately $10 million when compared to prior year quarter.

●

Adjusted EBITDA for the second quarter of 2015 was $36.4 million (17.4% of revenues), an increase of $1.8 million, or 5.2%, over the year-ago quarter adjusted EBITDA of $34.6 million. Adjusted EBITDA is a non-GAAP measure that is described and reconciled to net income (loss) below and is not a substitute for the GAAP equivalent.

●	Announces two national account wins at ExamWorks Clinical Solutions (“ECS”) for the full suite of services, including Medicare Set Aside (“MSA”) and Field Case Management (“FCM”).

●

On July 13, 2015, completed the acquisition of substantially all of the assets of Karen Rucas & Associates Inc., an IME provider based in Ontario, Canada, with annual revenues of approximately $800,000.

Commentary

Commenting on today's earnings announcement, James K. Price, Chief Executive Officer of ExamWorks, said: “Our talented management teams and employees in every country continue to successfully execute a global business strategy. In seven short years we have become the global industry leader and with a replenished war chest and many opportunities in front of us, we are enthusiastic about our ability to add and strengthen our business. We are especially pleased with our integration progress at ECS and with the success of our two national account wins.”

Richard E. Perlman, Executive Chairman of ExamWorks, said: “Once again, the successful execution of our strategy continues to reward us with solid financial results that are even better when viewed in light of currency headwinds and known challenges currently affecting our UK business.  We are pleased to raise revenue guidance and are excited about the many opportunities we see for continued growth in 2015 and beyond.”

Financial Review

Revenues – For the three months ended June 30, 2015, revenues were $208.7 million, an increase of 6.3% over the $196.4 million of revenues generated in the second quarter of 2014.

For the six months ended June 30, 2015, revenues were $405.1 million, an increase of 9.6% over the $369.5 million of revenues generated in the comparable period in 2014.

Below is a table presenting our reported revenues and growth rates for each of the regions we serve.

Reported Revenues
(In thousands except %)
	Three Months Ended June 30,
	2014	2015	As Reported	Constant FX (a)	Organic Constant FX (a)
United States	$117,343	$132,125	12.6%	12.6%	4.3%
United Kingdom	48,665	46,012	-5.5%	3.9%	3.9%
Australia	21,859	20,929	-4.3%	14.9%	14.9%
Canada	8,578	9,672	12.8%	27.2%	27.2%
Total	$196,445	$208,738	6.3%	11.3%	6.5%

	Six Months Ended June 30,
	2014	2015	As Reported	Constant FX (a)	Organic Constant FX (a)
United States	$223,392	$253,843	13.6%	13.6%	4.9%
United Kingdom	90,718	93,456	3.0%	12.9%	12.9%
Australia	39,278	40,134	2.2%	19.6%	14.6%
Canada	16,085	17,621	9.5%	23.3%	23.3%
Total	$369,473	$405,054	9.6%	14.5%	8.9%

(a) The constant FX columns represent growth rates excluding the effects of currency.

Costs of revenues – For the three months ended June 30, 2015, costs of revenues were $136.4 million, an increase of 9.2% over the $124.9 million in costs of revenues in the second quarter of 2014. The increase was primarily due to increased revenues. Costs of revenues as a percentage of revenues for the second quarter of 2015 were 65.4% compared to 63.6% in the prior year quarter and the result of changes in sales mix and the impact of the legislative change in the U.K. Included in costs of revenues in the second quarter of 2014 and 2015 are approximately $492,000 and $259,000 of share-based compensation expenses, respectively.

Selling, general and administrative expenses (“SGA”) – For the three months ended June 30, 2015, SGA expenses were $42.7 million, an increase of 0.2% over the $42.6 million in SGA expenses in the second quarter of 2014. The increase was due to acquisitions, offset by reduced acquisition-related transaction costs and other expenses. Included in SGA expenses in the second quarter of 2015 are $6.3 million in share-based compensation expenses and $200,000 in acquisition-related transaction costs and other expenses. Included in SGA expenses in the second quarter of 2014 are $4.1 million in share-based compensation expenses and $948,000 in acquisition-related transaction costs and other expenses.

Depreciation and amortization expenses (“D&A”) – For the three months ended June 30, 2015, D&A expenses were $13.7 million, a decrease of 8.1% from the $14.9 million in D&A expenses in the second quarter of 2014. The decrease was due to intangible assets becoming fully amortized in 2014 and 2015, offset by amortization of finite lived intangibles resulting from recent acquisitions. For the three months ended June 30, 2015, amortization expense was $12.1 million and depreciation expense was $1.6 million.

Interest and other expenses, net – For the three months ended June 30, 2015, interest and other expenses, net were $28.6 million, a 253.1% increase over the $8.1 million in interest and other expenses, net in the second quarter of 2014. In the second quarter of 2015, we recorded $18.6 million in costs related to the early extinguishment of debt.

Adjusted EBITDA – For the three months ended June 30, 2015, adjusted EBITDA was $36.4 million, an increase of 5.2% over the $34.6 million in adjusted EBITDA in the second quarter of 2014.

Adjusted EBITDA is a non-GAAP measure that is described and reconciled to net income (loss) below and is not a substitute for the GAAP equivalent.

Other financial data – Adjusted for $7.8 million of incremental cash paid for interest this quarter related to the debt refinancing, we generated $21.9 million of cash flow from operations in the first six months of 2015 compared to $18.8 million in the comparable prior year period. We ended the quarter with $105.1 million of cash on hand and $300 million available under our senior secured revolving credit facility. Additionally, we ended the quarter with $541.7 million of total debt, consisting of $500 million of senior unsecured notes due April 2023 and $41.7 million outstanding under our UK discount facilities. Our total leverage as of the end of the second quarter, calculated in accordance with our senior secured credit facility, was approximately 3.7x, or approximately 3.15x on a net cash basis.

Business Outlook

ExamWorks is providing the following business outlook for the full year and third quarter of 2015 excluding any acquisitions that may be completed:

●

Increasing our prior guidance, we now expect our full year 2015 reported revenues to increase between 4.5% and 6.5% (compared to prior guidance of 4% - 6%) from our 2014 reported revenues of approximately $775 million. Based on recent currency rates, our reported revenue guidance includes approximately 5%, or $40 million, of currency headwinds when compared to the prior year. We now expect organically generated growth, on a constant currency basis, to range between 5.5% and 7.5% (compared to prior guidance of 5% - 7%).

●

We now expect our full year 2015 adjusted EBITDA margin to range between 17% and 17.5% of reported revenues (compared to 17% - 18%). This adjusted EBITDA margin range reflects, among other items, the impact from the legislative change in the U.K. and the integration costs at our ECS business.

●

Third quarter 2015 reported revenues are expected to range between $202 million and $208 million after the estimated $12 million unfavorable impact due to currency as compared to prior year reported revenues. This guidance implies a constant currency growth rate ranging between 5% and 7%. Organically generated growth, on a constant currency basis, is expected to range between 4% and 6%.

●

Third quarter 2015 reported adjusted EBITDA margin is expected to range between 16.5% and 17.5% of reported revenues. This adjusted EBITDA margin reflects, among other items, the expected continued impact from the legislative change in the U.K and the integration costs associated with our ECS business.

About ExamWorks Group

ExamWorks Group, Inc. is a leading provider of independent medical examinations, peer reviews, bill reviews, Medicare compliance services, case management services, and related services (“IME services”). We help our clients manage costs and enhance their risk management processes by verifying the validity, nature, cause and extent of claims, identifying fraud and providing fast, efficient and quality IME services. ExamWorks is focused on providing clients a national presence while maintaining the local service and capabilities they need and expect.

Non-GAAP Financial Measures

In connection with the ongoing operation of our business, our management regularly reviews Adjusted EBITDA, a non-GAAP financial measure, to assess our performance. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, acquisition-related transaction costs, share-based compensation expenses, and other expenses. We believe that Adjusted EBITDA is an important measure of our operating performance because it allows management, lenders, investors and analysts to evaluate and assess our core operating results from period to period after removing the impact of changes to our capitalization structure, acquisition-related costs, income tax status, and other items of a non-operational nature that affect comparability.

We believe that various forms of the Adjusted EBITDA metric are often used by analysts, investors and other interested parties to evaluate companies such as ours for the reasons discussed above. Additionally, Adjusted EBITDA is used to measure certain financial covenants in our credit facility. Adjusted EBITDA is also used for planning purposes and in presentations to our Board of Directors as well as in our incentive compensation programs for our employees.

Non-GAAP information should not be construed as an alternative to GAAP information, as the items excluded from the non-GAAP measures often have a material impact on our financial results. Management uses, and investors should use, non-GAAP measures in conjunction with our GAAP results.

Below is a table presenting a reconciliation to Adjusted EBITDA from net income (loss), the most comparable GAAP measure, for each of the periods indicated.

Forward Looking Statements

Statements made in this press release that express ExamWorks' or management's intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements, which ExamWorks intends to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements often include words such as "may," "will," "should," "believe," "expect," "anticipate," "intend," "plan," "estimate," or the negative of these terms or other similar expressions that convey uncertainty of future events or outcomes. Forward-looking statements may include information concerning ExamWorks' possible or assumed future results of operations, including descriptions of ExamWorks' revenues, profitability, outlook and overall business strategy. You should not place undue reliance on these statements because they are subject to numerous uncertainties and factors relating to ExamWorks' operations and business environment, all of which are difficult to predict and many of which are beyond ExamWorks' control. Although ExamWorks believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many uncertainties and factors could affect ExamWorks' actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: our ability to implement our growth strategy and acquisition program; our ability to integrate completed acquisitions; our expansion into international markets; our increasing reliance on national account clients; our ability to secure additional financing; regulation of our industry; our information technology systems and the risk of security and data breaches; our ability to protect our intellectual property rights and other information; our ability to compete successfully with our competitors; our ability to monitor and retain qualified physicians and other medical providers; our ability to obtain, retain and grow customer relationships; our ability to provide accurate health-related risk assessment analyses of data; our ability to comply with existing and future regulation; our ability to retain key management personnel; and restrictions in our credit facility, senior notes indenture and future indebtedness. In addition, the risks discussed in our periodic reports, registration statements and other filings with the Securities and Exchange Commission could cause actual results to differ materially from the results anticipated by forward-looking statements.

You should keep in mind that any forward-looking statement made by ExamWorks herein, or elsewhere, speaks only as of the date on which made. ExamWorks expressly disclaims any intent, obligation or undertaking to update or revise any forward-looking statements made herein to reflect any change in ExamWorks' expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

ExamWorks will host a conference call to discuss the results and other matters at 5:00 p.m. Eastern Time. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (888) 455-1227 in the U.S. or (773) 799-3336 internationally with access code 1941106. A live webcast of the call is also accessible through the Investor Relations section of the company’s web site at http://investorrelations.examworks.com/.

Following the conclusion of the call, a replay of the webcast will be available at the Company’s web site within two hours. Alternatively, a telephonic replay of the call will be available at 7:00 p.m. Eastern Time, and can be accessed until August 4th, 2015 at midnight Eastern Time, by calling (888) 293-8936 in the U.S. or (402) 998-0528 internationally, with access code 562014.

CONTACT:

ExamWorks Group, Inc.

J. Miguel Fernandez de Castro

404-952-2400

Senior Executive Vice President and Chief Financial Officer

investorrelations@examworks.com

SOURCE: ExamWorks Group, Inc.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2014	2015	2014	2015

Revenues	$196,445	$208,738	$369,473	$405,054
Costs and expenses:
Costs of revenues	124,851	136,425	235,886	264,601
Selling, general and administrative expenses	42,590	42,721	83,118	84,873
Depreciation and amortization	14,858	13,729	29,200	28,577
Total costs and expenses	182,299	192,875	348,204	378,051
Income from operations	14,146	15,863	21,269	27,003
Interest and other expenses, net:
Interest expense, net	7,904	9,948	15,481	17,952
Loss on early extinguishment of debt	—	18,619	—	18,619
Other expense, net	191	—	191	—
Total interest and other expenses, net	8,095	28,567	15,672	36,571
Income (loss) before income taxes	6,051	(12,704)	5,597	(9,568)
Provision (benefit) for income taxes	2,519	(4,841)	2,354	(3,729)
Net income (loss)	$3,532	$(7,863)	$3,243	$(5,839)

Per share data:
Net income (loss) per share:
Basic	$0.09	$(0.19)	$0.09	$(0.14)
Diluted	$0.09	$(0.19)	$0.08	$(0.14)

Weighted average number of common shares outstanding:
Basic	38,452	41,015	37,764	40,713
Diluted	40,940	41,015	40,522	40,713

Adjusted EBITDA	$34,579	$36,357	$62,589	$68,309

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	December 31,	June 30,
	2014	2015
Assets
Current assets:
Cash and cash equivalents	$9,751	$105,093
Accounts receivable, net	203,189	223,903
Prepaid expenses	13,805	13,633
Deferred tax assets	3,776	4,034
Other current assets	1,437	1,179
Total current assets	231,958	347,842

Property, equipment and leasehold improvements, net	15,726	17,485
Goodwill	495,679	496,482
Intangible assets, net	102,583	84,196
Long-term accounts receivable, less current portion	46,401	52,109
Deferred tax assets, noncurrent	29,682	50,682
Deferred financing costs, net	6,169	10,096
Other assets	1,946	2,293
Total assets	$930,144	$1,061,185
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$57,033	$57,257
Accrued expenses	53,978	51,881
Accrued interest expense	10,667	5,860
Deferred revenue	6,402	4,908
Current portion of contingent earnout obligation	4,473	4,567
Current portion of working capital facilities	40,396	—
Other current liabilities	6,950	9,250
Total current liabilities	179,899	133,723
Senior unsecured notes payable	250,000	500,000
Senior secured revolving credit facility and working capital facilities, less current portion	143,853	41,730
Long-term contingent earnout obligation, less current portion	2,114	—
Deferred tax liability, noncurrent	—	9,554
Other long-term liabilities	9,403	12,505
Total liabilities	585,269	697,512
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; Authorized 50,000 shares; no shares issued and outstanding at December 31, 2014 and June 30, 2015	—	—
Common stock, $0.0001 par value; Authorized 250,000 shares; issued and outstanding 40,371 and 41,537 shares at December 31, 2014 and June 30, 2015, respectively	4	4
Additional paid-in capital	403,945	432,645
Accumulated other comprehensive loss	(14,376)	(18,439)
Accumulated deficit	(36,210)	(42,049)
Treasury stock, at cost; Outstanding 905 shares at December 31, 2014 and June 30, 2015	(8,488)	(8,488)
Total stockholders’ equity	344,875	363,673
Total liabilities and stockholders’ equity	$930,144	$1,061,185

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the six months ended June 30,
	2014	2015

Operating activities:
Net income (loss)	$3,243	$(5,839)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	29,200	28,577
Amortization of deferred rent	(122)	353
Share-based compensation	9,980	12,701
Excess tax benefit related to share-based compensation	(7,314)	(2,147)
Provision for doubtful accounts	3,266	3,866
Amortization of deferred financing costs	1,152	1,031
Deferred income taxes	(4,683)	(8,275)
Loss on early extinguishment of debt	—	18,619
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(25,236)	(26,740)
Prepaid expenses and other current assets	(2,937)	(360)
Accounts payable and accrued expenses	12,017	(1,363)
Accrued interest expense	240	(4,807)
Deferred revenue and customer deposits	134	(904)
Other liabilities	(185)	(661)
Net cash provided by operating activities	18,755	14,051
Investing activities:
Cash paid for acquisitions, net	(185,128)	(11,145)
Purchases of building, equipment and leasehold improvements, net	(3,610)	(4,843)
Working capital and other settlements for acquisitions	(2,299)	(91)
Proceeds from (cash paid for) foreign currency net investment hedges	(5,044)	2,930
Other	(839)	(1,310)
Net cash used in investing activities	(196,920)	(14,459)
Financing activities:
Borrowings under senior unsecured notes	—	500,000
Proceeds from the exercise of options and warrants	23,090	11,451
Excess tax benefit related to share-based compensation	7,314	2,147
Net borrowings under working capital facilities	1,160	827
Repayment of subordinated unsecured notes payable	(333)	—
Payment of contingent earnout obligation	—	(1,023)
Payment of deferred financing costs	(241)	(8,676)
Payment for early redemption of debt	—	(14,618)
Net borrowings (repayments) under senior secured revolving credit facility	141,995	(143,853)
Repayment of senior unsecured notes	—	(250,000)
Other	(53)	—
Net cash provided by financing activities	172,932	96,255
Exchange rate impact on cash and cash equivalents	295	(505)
Net increase (decrease) in cash and cash equivalents	(4,938)	95,342
Cash and cash equivalents, beginning of period	12,829	9,751
Cash and cash equivalents, end of period	$7,891	$105,093

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Reconciliation to Adjusted EBITDA

(In thousands)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2014	2015	2014	2015
Reconciliation to Adjusted EBITDA:
Net income (loss)	$3,532	$(7,863)	$3,243	$(5,839)
Share-based compensation expense (1)	4,627	6,565	9,980	12,701
Depreciation and amortization	14,858	13,729	29,200	28,577
Acquisition-related transaction costs	762	134	1,954	(248)
Other expenses (2)	186	66	186	276
Interest and other expenses, net	8,095	28,567	15,672	36,571
Provision (benefit) for income taxes	2,519	(4,841)	2,354	(3,729)
Adjusted EBITDA	34,579	36,357	62,589	68,309

(1)

Share-based compensation expense of $492,000 and $1.2 million is included in costs of revenues for the three and six months ended June 30, 2014, respectively, and the remainder is included in SGA expenses. Share-based compensation expense of $259,000 and $728,000 is included in costs of revenues for the three and six months ended June 30, 2015, respectively, and the remainder is included in SGA expenses.

(2)	Other expenses consist principally of integration related expenses, such as facility termination, severance and relocation costs, associated with our acquisition strategy.